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                                                                    EXHIBIT 99.2


                                 BRIGHT HORIZONS
                         THIRD QUARTER EARNINGS RELEASE
                             MODERATOR: DAVID LISSY
                                OCTOBER 23, 2003
                                   4:30 PM EDT


OPERATOR: Good afternoon and welcome to the Bright Horizons Company: Bright Horizons Family Solutions, Inc; Ticker: BFAM; URL:
http://www.brighthorizons.com Third Quarter Earnings Release Conference Call.
At this time all lines have been placed on a listen-only mode and the floor will be open for questions following the presentation. At this time it is my pleasure to turn the call over to your host, Mr. David Lissy. Sir, you may begin.

DAVID LISSY, BRIGHT HORIZONS: Thank you, Marisha, and hello to everybody on the call today. Our earnings release went out right after the market closed and it's available on the Investor Relations sections of our website at www.brighthorizons.com.

With me on the call this afternoon, as usual, is Elizabeth Boland, our Chief Financial Officer, and before we begin, I'll ask Elizabeth to read our safe harbor statement.

ELIZABETH BOLAND, BRIGHT HORIZONS: Thanks and high to everyone who's joined us here. As you know, in accordance with regulation FD, we use these types of conference calls and other similar public forums to provide the public and investing community with timely information about our business operations and our financial performance as well as about our expectations for the future. We adhere to restrictions on selective disclosure and appreciate your understanding of the limits to which we will be able to comment on items not previously discussed in these forums. Certain non-Gaap financial measures may be discussed during the call and detailed disclosures relative to these measures is included in our press release and may also be found in the investor relation section of our corporate website. The risks and uncertainties that may cause future operating results to vary from those we describe in forward-looking statements include our ability to execute contracts for new center commitments, to enroll children in our centers, to retain clients and center management contracts, to expand and operate profitably abroad and the timing of new center openings as well as the effect of government tax and financial fiscal policies on employers considering worksite childcare. The specific risk factors associated with our business are detailed in our SEC filings including our Form 10-K filed in March of 2003.

This entire conference call will be available by replay at 973-341-3080 with pin code 4233450.

DAVID LISSY: Thanks Elizabeth and welcome everybody again to our third quarter 2003 earnings calls. On our call today we'll review our operating results for the third quarter, give you our outlook for the remainder of 2003, and take a look ahead into 2004. We'll also talk to you a little more about the addition of the 20 Marin Day School Child Care Centers that we added to the Bright Horizons network recently and announced today.

I'll begin by summarizing our third quarter results. Revenue in the quarter of $118.1 million was up 12 percent over last year's $105.4 million while net income of $5 million was up 34 percent over last year and earnings per share of 37 cents increased 28 percent over 2002's 29 cents per share. Earnings growth this quarter was again driven by our ability to gain operating leverage at both the center and overhead levels. The factors that continue to influence this out performance include our ability to maintain the optimal balance of staffing at centers, achieving efficiency without compromising our high quality standards, continuing to increase tuitions ahead of labor rate increases while reducing staff turnover, which not only helps on the cost side, but also improves quality. Leveraging our overhead structure as we grow, even as we make important investments in key places like the UK and Ireland, we've been able to move this needle even a little faster than we expected at the beginning of this year. The stronger influence of the outsourcing piece of our new center growth mix which results in a higher proportion of new centers which come on board with us at mature operating levels. And lastly, a continued modest up tick in enrollment in our P&L centers.

I think it's fair to say that we entered this year with a conservative outlook given the soft economy and uncertain business environment. Even as the effects of the economic downturn have lingered, we've been very pleased to exceed our earnings expectation so far this year, and we remain confident in our ability to continue to execute in the consistent manner we've demonstrated through both good and bad economic times. Our results are a true reflection of the expertise and attention to detail of a talented and seasoned team that we believe to be the best in our field.

Our revenue growth this quarter of 12 percent trailed down somewhat from prior levels, and let me take a moment to explain that and discuss where we see top line growth for the remainder of this and for 2004. As you know, our revenue growth year-over-year is comprised of the addition of new centers, tuition increases, and the ramp up of centers not yet at mature operating levels. Our third quarter revenue growth was affected by three primarily factors.

First, the timing of new center openings on a comparable basis to last year. In particular this period marks the first quarter-over-quarter comparison with the 48-center Kinderquest acquisition we completed in late June of last year. We projected to see revenue growth slow somewhat as this acquisition normalized on an annual basis.

Second, the continued effect of lower revenue in cost-plus Centers. This trend continued this quarter as we've discussed before while it has a dampening affect on revenue growth, it does not affect our margins or profitability.

Finally, the typical seasonality we experience this time as we lose our older preschoolers and kindergarteners to the public school system. Of course we're in the process of rebuilding that enrollment as we speak and will continue to do so for the remainder of the year.


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All of this said, given the new center openings that we will have in the fourth quarter of this year and have set up into 2004, we expect top line revenue growth for the fourth quarter and for 2004 to return to more normalized levels in the mid to upper teens. This includes the addition of our new contracts to manage the Marin Day School Centers, quite frankly an acquisition we'd expected would close earlier in the year, but needed additional time to be executed appropriately. In fact, had it closed when we expected, revenue growth would have approximated our previous estimates, and both Elizabeth and I will give you a little more color on that in a few minutes.

During the past quarter we added nine new centers to our network, including new centers for Memorial Sloan-Kettering Cancer Center in New York, St. Joseph's Mercy Health Systems in Michigan, Cigna Company: Cigna Corp; Ticker: CI; URL: http://www.cigna.com in Connecticut, and we also tripled the size of our center with Microsoft Company: Microsoft Corporation; Ticker: MSFT; URL: http://www.microsoft.com at a new location in Redmond, Washington. We opened our 37th backup center this quarter as well, a consortium program in partnership with Fidelity Company: Fidelity Investments; URL: http://www.fidelity.com and several local law firms right here in the Seaport District of Boston.

This quarter also marked the completion of the development of our employer sponsored charter elementary school in partnership with the JFK Medical Center in Florida. The school, which opened in a temporary facility in August of 2002, now has the capacity to serve 540 students, kindergarten through fifth grade, in a new state-of-the-art facility. Enrollment this fall was very strong. We're 70 percent enrolled in our first school year, and the program has been embraced by students, parents, and our client. Enrollment at the Brookfield Academies was also strong this fall, our first school year since the acquisition in July of this year, while Chestnut Hill Academy in Washington remains fully enrolled. All in all we're very encouraged by the strong start to the school year by all six schools that comprise our new schools division.

At quarter end our pipeline of new centers under development remain steady in the 50-plus range. As is typical when we have an upcoming quarter when we'll have a high number of new center openings, we'll be back filling the pipeline over the next few months. This will provide us with additional visibility through the latter half of next year and into 2005.

Two particularly encouraging signs are emerging. First, we're beginning to see an up tick in front end activity levels and in the quality of new leads. Second, and most importantly, we've seen a measurable increase in the quantities of new center feasibility studies that perspective clients engage us to conduct.

While clearly not out of the woods in terms of benefits of a full economic recovery, we're hopeful that this positive momentum will continue into 2004 and beyond. As we see it, the general economic indicators most linked to a sustainable pickup in our new business are hiring and a renewed confidence in corporate capital spending. Since these areas are moving in positive directions, yet lag other areas of the economy, we remain cautiously optimistic that as we continue to see these areas improve, we'll experience a boost in our ability to close new business with both prospective and existing clients.

In terms of our fourth quarter and 2004 guidance, we'd expect to see a return to our top line growth in the fourth quarter and for 2004 in the range of 15 to 17 percent. We also expect continued leverage on the bottom line to yield fiscal year 2003 earnings per share in the range of $1.47 to $1.49 and to grow 17 to 20 percent in 2004 to the range of $1.73 to $1.77. Elizabeth will expand upon this in more detail in a few minutes.

Finally I want to speak with you about our recent acquisition of Resources in Active Learning, the management company which holds the long term contract to manage the Marin Day Schools for MDS. MDS operates 20 high quality childcare centers in the San Francisco Bay area. Their approach to employer-sponsored childcare is very similar to Bright Horizon's and they're another example of a high quality regional provider that's made up the core of our acquisition strategy over time. This addition to our network solidifies our position in California as the premier worksite childcare provider with almost 50 centers and adds a host of new and prospective client relationships. We've known and respected the principal operators there for over a decade, and we're thrilled to be welcoming them and their talented and passionate team to our family.

Equally exciting is the roster of new clients that this brings. They include the University of California at San Francisco, Electronics for Imaging, Company:
Electronics For Imaging Inc.; Ticker: EFIT; URL: http://www.efi.com PC World
Company: PC World Communications, Inc; URL: http://www.pcworld.com, the Gap
Company: Gap, Inc.; Ticker: GPS; URL: http://www.gapinc.com, San Francisco
City Hall, and the University of San Francisco, just to name a few. Much as other acquisitions have served to solidify our presence and drive our growth in important geographic markets, this new addition coupled with our existing presence in the region expands upon our leadership position throughout the Bay area.

As we've noted in the past, Bright Horizons has grown approximately 70 percent organically and 30 percent through acquisition over the course of our history. We believe this mix will continue to play out over time as we find and execute on deals that are in our strategic interest and that meet our stringent criteria for both program quality and financial performance.

And lastly, before I turn it over to Elizabeth, let me say that while most of Boston continues to suffer in the depression after the Red Sox's loss, we at Bright Horizons have found a way to move forward as we celebrate a significant milestone in our history as we surpass 500 centers in our network, so let me turn it over to Elizabeth to give you more detail on the numbers and guidance into next year.

ELIZABETH BOLAND: Thanks, Dave. As you just alluded, I'll start with a more detailed review of our quarterly results and then move on to talk about our financial outlook.

Revenue grew 12 percent in the third quarter to $118.1 million and we were are up 16 percent year-to-date. As Dave remarked, the addition of the Marin Day Schools happened just last week. Since they will contribute over $3 million in revenue per quarter, the later


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than expected timing of this acquisition had the effect of reducing top line growth this quarter from the levels we had previously projected, and therefore we would expect the fourth quarter to return to the forecast of 15 to 17 percent range.

In general revenue growth is driven principally by the addition of new centers, additional enrollment in ramping centers, and tuition increases which have approximated 4 percent per year.

Operating income as percentage of revenue increased to 7.4 percent for the quarter compared to 6 percent in 2002. Center margins are up a 100 basis points to 15.2 percent for the quarter. The trend is consistent with the first half of the year and center margins stand at 15.3 percent year-to-date. The main drivers for the increase are carefully managed labor and benefit costs and controlled spending on support expenses coupled with continued price increases in the higher margin we experienced in cost-plus centers when the operating subsidy portion of the revenue is relatively lower.

Let me expand a little on the cost-plus contract effect. As we've noted in the past, cost reductions in our cost-plus models, which represent approximately 40 percent of our overall mix of centers, have an impact on both revenue and operating margin as a percentage of revenue. This is due to the nature of these contracts whereby we earn a fixed management fee, but gross margins, as a percentage of revenue, increases when the cost reimbursement component of revenue decreases. Based on our historical experience with these contracts and the current operating conditions whereby certain clients are more closely managing their spending and the operating subsidies in those centers are somewhat lower than originally budgeted, we have taken this into effect in our modeling and guidance, however, we estimate that the effects of this kind of operating subsidy compression has been to reduce our current year revenues by $2
- $3 million a quarter. The bottom line of this is that we have lower revenue growth, higher margin, but consistent earnings.

Overhead as a percentage of revenue was 7.7 percent this quarter, down 35 basis points from 8.1 percent in 2002. And overhead costs for the year-to-date period approximate 7.9 percent of revenue. The leverage in overhead expense is the result of careful management of expenses and investments.

In our business SG&A is comprised primarily of salaries and benefits, and both our field operations and sales teams continue to expand in concert with our center growth. Although we've been cautious about where and when we expand spending, we continue to invest in new systems and processees that we believe will benefit future growth and will also enable us to continue to leverage overhead over the long run.

EBITDA, or earnings before interest, taxes, depreciation, and amortization, for the quarter was approximately $11.4 million, an increase of 30 percent over the same 2002 period. EBITDA is a good proxy for cash flow in our business, and with a year-to-date total of $33.2 million, we're well on our way to achieving the $42 million plus we had previously estimated for the year.

Our cash balance at quarter end approximates $31 million and finally capital spending for the quarter totaled approximately $6 million.

Our tax rate was 41.9 percent in third quarter and we anticipate that the full year rate will approach that rate or our year-to-date rate of 41.8 percent.

Well in the review of the quarter with a few statistics, as of September 30, we operated 487 centers, as we added 9 and closed 3 centers this quarter. Our total operating capacity at quarter end was 57,500 with an average center size of 118. US centers average 130 capacity per location, while in the UK our centers have an average capacity of 50. At the end of the quarter, as in prior periods, approximately 60 percent of our centers are profit and loss and 40 percent are cost-plus.

As Dave discussed, our pipeline of centers under development commands a wide array of industries and the mix is similar to past quarters with approximately 20 percent government and education, 20 percent consumer and other, 20 percent industrial and manufacturing, 15 percent technology, 10 percent health care and pharmaceutical, 5 percent financial services, and 10 percent consortium office park models.

I'll get to detailed guidance, but let me also give you a few metrix on the Marin Day Schools. The 20 centers will add 1,150 to our total capacity as the programs range in size from 15 to 125. From an operating perspective, the centers financial results are proportionately in line with our operating metrix in terms of revenues and margins given their smaller size. This all cash acquisition closed in mid-October and will therefore contribute to our results beginning in the fourth quarter of 2003.

Well now off to our projections for the remainder of this year. We project revenue growth for the year to approximate 16 percent. Underlying this projection is our view that the economic recovery will not bring measurable changes to our short term growth rate as capital spending will likely lag for several quarters. In addition it is our view that we should continue to be conservative in projecting tuition increases and enrollment growth in our existing base of business. Our forecast includes capacity growth for the year of 10 to 11 percent, or approximately 45 net new centers. We expect to finish the year having improved both center margins and overhead in 2003, and with center margins projected to approximate 15.1 to 15.2 for the full year and overhead spending to approximate 7.9 to 8 percent of revenue. After amortization of non goodwill and tangible assets of approximately 450,000, which is up slightly due to the acquisitions, our operating income is projected to approximate 7 percent to 7.2 percent. With an estimated 13.35 million shares outstanding for the year, we project earnings per share to approximate $1.47 to $1.49 for '03 with a fourth quarter earnings estimate of 36 to 38 cents a share.

As you can see in this quarter, we experienced modest seasonality in the third quarter of the calendar year which affects both margins and earnings resulting in lower center margins, relatively speaking, and EPS as well compared to the first half of the year.


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Looking beyond 2003 as Dave expanded on earlier, we continue to see strong opportunities for growth, particularly as the recovery takes hold. We would also expect to be able to continue to modestly expand center margins in the long term and to further leverage overhead such that earnings will continue to grow at a pace ahead of top line revenue growth. Given the gains that we have made this year, however, we are cautious in further leverage for next year. We're in the process of completing our bottoms up budget process for 2004, after which we will have more specifics for you on our next call. However, on a preliminary look at '04, we project revenue growth of 15 to 17 percent based on our pipeline of new centers already opened this year and scheduled to open in Q4 and next year, and given the expansion of margins this year, we would expect them to hold steady at the 15.2 percentage point range. We would expect modest expansion of that in future years, but are not planning on anything in 2004. With overhead leveraging down by 10 basis points, the consistent tax rate, and outstanding shares of 13.6 million, we would project earnings per share for the full year to increase approximately 17 to 20 percent to $1.73 to $1.77 per share. For the first quarter we are estimated EPS at 41 to 42 cents.

With that, Marisha, we are open for questions.

OPERATOR: Thank you. The floor is now open for questions. If you have a question, please press the number 1 followed by 4 on your touchtone phone. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key. Questions will be taken in the order in which they are received. We do ask that while you pose your question that you pick up your handset to provide the best sound quality. Please hold while we poll for questions.

Thank you. Our first question is coming from Howard Block of Banc of America Securities Company: Banc of America Securities; URL:
http://www.bofasecurities.com/. Your line is live.

HOWARD BLOCK, BANC OF AMERICA SECURITIES: Good afternoon Dave and Elizabeth and nice job on the quarter. First question is with regards to Marin Day Schools, it appears as though there's, in this quarter, no accretion. Is that just because it's sort of a stub quarter?

ELIZABETH BOLAND: We just closed on the transaction last week so it wasn't active at all in the third quarter.

HOWARD BLOCK: No, I'm sorry. In terms of fourth quarter guidance, it's about the same as it was coming off of the second quarter, so in that you only have MDS for part of the fourth quarter, is that really why it's not accretive at all in the fourth quarter relative to the prior guidance?

ELIZABETH BOLAND: Well it's contributory like other center acquisitions would be or any other center additions. We did kick up the top end of our guidance from $1.48 up to $1.49 so there's a little bit of adjustment there, but otherwise it is considered to be contributory but not incrementally accretive to what we had talked about before.

HOWARD BLOCK: Okay, and then, Dave, you had mentioned I believe previously that we should expect, I think you said three to five more of these by year end in terms of these outsourcing. Is this considered year-end? In fact should we expect anything else in the fourth quarter?

DAVID LISSY: Well, Howard, in terms of the outsourcing piece of it, I think I had said the last time about two or three by year end. In terms of the trend there, it's been a real positive trend. I think you'll see a few more in the fourth quarter, single center outsourcings that'll be a part of the new centers outside of Marin, the new centers that we'll add in the fourth quarter, and actually 2 of 9 centers we added this quarter were outsourcing situations.

HOWARD BLOCK: Okay, and then I don't track those percentages that you share over every quarter, Elizabeth, but I did notice off of the last quarter it was a bit of an up tick in the technology percentage there. Is there anything we can read into that in terms of even broadly speaking that the technology companies might be spending a little bit more aggressively.

DAVID LISSY: Yeah, I don't know that I would use the numbers as a basis because things open and different things happen to move the pipeline every quarter depending on what opens that quarter and what we could get committed that quarter, but I would say this, Howard, to your question, as I said earlier in my piece, I think for the first time we're seeing a marked difference in the mind set of the average prospect that we're dealing with. I'm really pleased to see the activity levels on the front end. It's been about a 10 percent pick up on prospects in the overall base since the last time we reported, and it's not just the numbers that lead me to give you that feedback, but the kind of prospect we're dealing with - most interested, willing to move on a small feasibility consulting study to really study it, the quality of the prospect as well. And I think it's not really... I can't say that it's the tech sector in specific. There are tech clients in that group or prospects in that group, but it's really you know, tech, financial services, all of the kinds of industries that have been pretty quiet for the past couple years.

HOWARD BLOCK: Okay, one last one and then I'll jump into the back of the queue. The big acquisition in the UK last year, sort of anniversary. I was wondering, Elizabeth, if you might share with a just a little bit of color as to maybe the year-over-year growth and how big those centers are now relative to at the time of acquisition.

ELIZABETH BOLAND: Relatively speaking, the Kinderquest acquisition is in the range of a $4-1/2 to $5 million a quarter kind of a business. The growth that they have had this year has been about proportionate in terms new center adds. They were 48 when we acquired them and I think we have added 4 to 5 to that group, and as a result of that, we've got the routine growth there with new capacity adds and rate increases. I think even more to the point of your question about expanding capacity perhaps is that we have in approximately 10 of the centers been able to expand the existing capacity that is in the facilities. It's something of a slow process going through with some of those clients, but many of the centers did have existing space that could be converted to attend to more children, and so we are in the process of working that through, and so we have been able to expand capacity as we had planned in about ten of those nurseries, so that's proceeding pretty well, and I think that what we have Dave can probably comment further in


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terms of general activity over there, but we have had the same kind of opportunities with transitions of management, some Greenfield opportunities, and just a cultivation of this kind of a prospect and pipeline list going over there that looks very much like the US base.

HOWARD BLOCK: Great, thank you very much.

ELIZABETH BOLAND: Thanks Howard.

OPERATOR: Thank you. Our next question is coming from Richard Close of Jefferies
Company: Jefferies & Company, Inc; Ticker: JEF; URL: http://www.jefco.com.
Your line is live.

RICHARD CLOSE, JEFFERIES: Congratulations on a good quarter guys.

ELIZABETH BOLAND: Thank you.

DAVID LISSY: Thanks Richard.

RICHARD CLOSE: Just a couple questions. Did you talk any about the price you paid for Marin Day Schools and maybe just how these type of acquisitions differ from a normal acquisition I guess, these outsourcing acquisitions.

DAVID LISSY: Well, Richard, in terms of... we're not disclosing the terms of the acquisition other than to say that we paid in the range, as we said before, we tend to pay in the range of 4 to 6 times cash flow for acquisitions, and this was in the range, but in the terms of this, this one is, even though the name is Schools, these are, to be clear, these are childcare centers and this really is within the sweet spot of what our traditional high quality kind of acquisition would look like. We've competed with these folks for years in the Bay area, and we've had the kind of - even though we've competed - we've had a very respectful relationship because we all know those competitors who we consider to be on the high end of quality and these were them, and so this was really a straight down the middle core kind of acquisition for us.

RICHARD CLOSE: Okay, and then maybe a little bit of clarity on the 50 plus centers that are in the pipeline. In that are any acquisitions in that pipeline at all?

DAVID LISSY: Yeah, what happens, Richard, we give you a number, obviously as I talked about the last time, a report on that number every quarter, and in between quarters that number moves around a lot because acquisitions wouldn't be in that pipeline until we have absolute visibility on the deal being closed and we're waiting for, say, the licensing process, which is the last step before we'd announce an acquisition to happen, so it may enter it for a short period of time, so at one point that pipeline may have eeked up into the 60's and yet at another point it might eek down into the 40's, but as we get new center commitments, we've been able to backfill it enough to keep it at that 50 level on an run rate basis each quarter, so the answer right now is we don't have visibility on any acquisitions, so there's none in that pipeline, but a few weeks ago MDS sat in that pipeline and pipeline was bigger than it is today, and so that's just how it tends to work on an ongoing basis.

RICHARD CLOSE: So implying that it was up in the 70 range then?

DAVID LISSY: Well, it was up pretty high and I don't want to get into implying anything because I think the real thing here is I don't want to get carried away. We're basically in the same relative position we've been in. I don't want to project anything that isn't out there.

RICHARD CLOSE: Okay, and then just a follow up, I guess, on the cost-plus centers. Elizabeth, did you say $2 to $3 million lower revenue per quarter based on the cost-plus centers? I just want to be clear there.

ELIZABETH BOLAND: Yeah, what I attempted to do there in framing the effect of this is that we do our best to estimate what this sort of cost effect might be because we budget annually with each client in the cost-plus centers. We talk that through with them. We estimate both enrollment and the kinds of programs they want run, and through that process and through our own internal modeling and guidance, we try to take into account where there may be circumstances that are varying from that, but in general if we're looking at the difference between where we had budgeted for those kind of centers at the beginning of the year and where we end of looking at them in an actual basis, there's a disparity of between $2 to $3 million a quarter for them, and it has in effect - not so much that we haven't considered it as we look at where we will end up - but it has an effect of reducing our year-over-year revenue growth in a way that doesn't affect earnings and it has actually the inverse effect on our margin as a percentage of revenue, and because margin was relatively high this quarter and it's been higher frankly this year than we've seen it in the past, I thought it was prudent to give some figures to that to allow you to see what the effect is of that kind of gap between our planning and our best estimates and then the actual reality in those contracts.

RICHARD CLOSE: Okay. Okay, thank you.

OPERATOR: Thank you. Our next question is coming from Bob Craig of Legg Mason
Company: Legg Mason, Inc.; Ticker: LM; URL: www.leggmason.com/. Your line is live.

BOB CRAIG, LEGG MASON: Good afternoon everybody.

ELIZABETH AND DAVID: Hi Bob.

BOB CRAIG: Congratulations on the quarter and condolences on Sox.


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DAVID LISSY: The truth is we're still licking our chops a little bit.

BOB CRAIG: That's alright. We can relate in Cleveland here. It was a heartbreak thing. Anyway just a couple questions. Marin - you mentioned capacity - I think 1150?

ELIZABETH BOLAND: Yes.

BOB CRAIG: Is there a capacity utilization figure right now?

ELIZABETH BOLAND: I don't have that.

BOB CRAIG: Okay. And you mention - the wording the press release was you've acquired the contract to manage. Does that contract have a duration?

DAVID LISSY: It's a 10 year contract with a 10 year option, Bob.

BOB CRAIG: Okay, and that's...is that effective now?

DAVID LISSY: That's at acquisition.

BOB CRAIG: At acquisition. Okay, right. I guess this is a question that I've asked you before, but I guess I'll ask it again. I mean given the business model, where it stands now, I mean with the addition of the K-6 operations and the greater efficiencies you've been able to garner from the core operations, any ideas on where margins could ultimately end up for the business model as it now stands?

ELIZABETH BOLAND: Well, I'll take a stab at that and see what Dave wants to add. As I mentioned in the guidance for next year, I think that given the visibility that we have tempered by the visibility we don't have into next year, we think that planning on a 15.2 percent center margin next year is the appropriate place to land right now. Over time I think given the mix of our contracts, how we're performing, and what have you, we have the opportunity to perhaps move that up by another 20 to 30 basis points over time, but it would be a few years out. On the overhead side, as Dave mentioned, we've leveraged overhead down a little more quickly than we anticipated this year. We will have a kick back up here with the addition of the Marin team coming in, and we will have some of the, not to be arcane or what have you, but we will have some costs associated with all the Sarbox regulations that will be going into effect, so we want to be cautious about much more overhead leverage as well next year which is why we're looking at just 10 basis points. That's a long-winded short term look, but I think we're still expecting that it's a possibility certainly for us to be at a 7 to 7-1/2 percent overhead rate long term, and that again is several years out, so that would give us an operating income level that's 7-1/2 percent plus.

BOB CRAIG: That's very helpful. I appreciate that. And lastly, it's encouraging to hear the pick up at the front end of the pipeline. Are there any industry sectors in particular where that activity is really strong?

DAVID LISSY: Well, traditionally, Bob, it's in the sectors that obviously that have been quiet for a while, and for us that's principally financial services, tech, a little bit in manufacturing, and then the traditional more cyclical industries. We still, I mean, as I think we've talked about before, you know, as we look forward, our hope is that as the traditional industries pick up, it doesn't mean that it'll slow the opportunity in the counter cyclicals which we've been executing on with hospitals and higher ed, so the hope is we'll have the two happening in tandem and we will be able to continue to do the outsourcing piece and continue with our acquisition strategy. It's been the corporate market obviously, as you know, that's been most affected... that piece of our growth that's been most affected by the lagging economy.

BOB CRAIG: Right. That's very helpful. Thanks a lot.

ELIZABETH BOLAND: Alright, Bob.

OPERATOR: Thank you. Our next question is coming from Trace Urdan of ThinkEquity
Company: ThinkEquity Partners; URL: http://www.thinkequity.com. Your line is live.

TRACE URDAN, THINKEQUITY: The first question is just kind of a housekeeping one and I apologize for how mundane it is, but I just wanted to be sure that I understood what we counting as centers and what weren't counting as centers, so the net six new centers in the quarter, do those include the schools that you acquired?

DAVID LISSY: Those include the four Brookfield Academies, Trace.

TRACE URDAN: Okay, they do. Alright.

DAVID LISSY:  That closed in July.

TRACE URDAN: Okay, understood. That's what I thought. So to make the 45 year-end target, are we then counting a full 20 Marin Day Schools in that Q4 number?

DAVID LISSY: We are. We're expecting to net 45 and to close roughly 14, so we're going to gross 59.


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

TRACE URDAN: Okay, alright, so a net three beyond the Marin number, okay. And then I'm sorry to be dense about this as well, but I guess I still don't understand the nature of the relationship or the body that you're contracted with for the Marin Day Schools. And I only ask because it strikes me that maybe the economics are slightly different from the way that you run a normal center. What is the body that is the owner that you're contracted with? Are you then out there trying to sign up corporate clients for the Marin Centers? Is that part of what you're going to be doing there?

DAVID LISSY: No. First, it doesn't change our approach at all. The economics will flow and it will look much like the way the rest of our centers look. The issue there is that they were structured such where Marin Day Schools is an entity that will continue on and Marin Day Schools has hired the company that we acquired on a long term contract to manage all the centers, and we've acquired that management company, and as a result, we'll be continuing to manage the current Marin Day School Centers and we'll be growing the business under the Bright Horizons name going forward in the area, but we'll be working together. I mean the truth is there... their team there is really well integrated into the Bay and I'm excited about putting the two of us together for sake of growth and just getting better operationally and all the important relationships that exist there locally that I think we're going... our combined team will benefit from.

TRACE URDAN: So you mentioned all these terrific corporations that their working with, but those are not going to be relationships that you're going to enter into directly then I guess.

DAVID LISSY: Those are relationships that we as the management company would manage as a result of their contracts with Marin.

TRACE URDAN: Is there anybody out trying to win new deals for Marin Day Schools with local corporations?

DAVID LISSY: There has been and they'll now be part of our team. No, let me take that back. The management company has been doing that on their behalf.

TRACE URDAN: I see, so that is part of what you all will be doing?

DAVID LISSY: Yes, but we'll be doing it under the combined Marin Day Schools Bright Horizons combination. That's what I wanted to make clear.

TRACE URDAN: I see.

DAVID LISSY: Not going to have two sales efforts.

TRACE URDAN: Okay. And then, Dave, you say you're going to be expanding under the Bright Horizons name so that means you might be opening up additional centers that will be branded Bright Horizons versus Marin Day Schools?

DAVID LISSY: No, I just meant as we go out and approach new clients, we'll be doing that together, and we'll be doing that under the Bright Horizons umbrella. Obviously, the existing MDS centers will be under that umbrella, but our intention is with the people from the management company that we acquired joining our team, we'll be going out together approaching the market there and we'll be doing that under the Bright Horizons umbrella.

TRACE URDAN: I see, so the corporations themselves will be then aware that they're working Bright Horizons..

DAVID LISSY: Exactly.

TRACE URDAN:...they know you from another context.

DAVID LISSY: Exactly. Even though the legal structure's somewhat complicated, we don't anticipate it being an issue in the marketplace. I think the important part is that they have a great reputation in the marketplace. So do we. And I'm excited about when we join together what we're going to be able to do in terms of growth in that area. They also bring a pipeline of centers with them that they had worked on, so we'll be obviously helping them to bring them along as well.

TRACE URDAN: Okay, and last question, Dave, is the MDS organization that you're contracted with, is it a not-for-profit?

DAVID LISSY: It is.

TRACE URDAN: So they're not tempted to somehow try to compete with you at some point down the road.

DAVID LISSY: They can't compete with us. That's why they hire us and with the contract, it's not possible.

TRACE URDAN: Got it. Thank you.

OPERATOR: Thank you. Our next question is coming from Mark Hughes of SunTrust
Company: SunTrust Robinson Humphrey Capital Markets; Ticker: TWST; URL: http://www.suntrustrh.com. Your line is live.

MARK HUGHES, SUNTRUST: In the prospect that you've got, the growth you've seen, is there any difference in motivation? You know, why they're pursuing the daycare alternative.

DAVID LISSY: I think that the motivations are the same with one little twist that I think is out there now and I think obviously we all know that there's been a big push on productivity, and I think that the underlying business case to be made for worksite childcare has traditionally been made around recruitment and retention, which it still will be going forward. It's still a big piece of it, but there's a heightened focus now on productivity, and particularly the recruitment, retention, and productivity of top performers within organizations, and we just put out - I think we talked about last quarter - a new investment impact study that we did that showed how our centers tend to attract a higher proportion of top performers than top performers exist in any of our sponsoring companies, so we had long suspected that work life programs tend to attract people who are really key performers for companies, and I think we're starting to prove that, and that data is really critical. That data seems to really resonate with clients in driving the business case...

MARK HUGHES: Right.

DAVID LISSY: So, I hope I answered your question.

MARK HUGHES: Yeah, you did. That's interesting. How about the health care with health care being another benefit, becoming so expensive? Is there.. does that impact your business? Maybe some companies cut back on health care but offer daycare? Or that's cut back elsewhere because health care's expensive? How does that fit in?

DAVID LISSY: I don't see us competing with the health care dollars. I mean there's obviously a much larger pool of dollars in any organization that go to health care, and our... the investment in what we do, once it's accepted and understood by the client, there's the initial capital investment which is typically made in the facility and that is obviously a little different than the ongoing budget commitment that they'll make. Once they decide to make that initial capital investment and that gets approved, then the ongoing investments that our clients make are really all over the map in terms of what percentage of the actual operating cost they want to cover, if any.

MARK HUGHES: Right.

DAVID LISSY: We have some clients that the employees pay 100 percent of the operating cost in tuition and we have other clients that decide they want to pay... it's a 50-50 split, so it's more the capital investment that makes it a little bit different. Other than that the kind of money they spend on an ongoing is a rounding error relative to health care costs.

MARK HUGHES: Do you see any shift in that... the structuring of the deals... sort of cost plus versus P&L or how much the companies want to foot the bill themselves? How's that these days?

DAVID LISSY: Actually if you asked me three years if in the economy we would saw more of a shift towards us taking the risk, I would have told you probably, but the reality is we haven't seen it. There's the same proportion of cost-plus deals happening now, in the pipeline, and what we've opened in the past few years. We're still maintaining a 60-40 split between 60 percent P&L and 40 percent cost-plus.

MARK HUGHES: Thank you very much.

ELIZABETH BOLAND: Alright, Mark. Thanks.

OPERATOR: Thank you. Once again, that's 1 followed by 4 for any questions at this time. Thank you. Our next question is coming from Brandon Dobell of Credit Suisse First Boston Company: Credit Suisse Group; Ticker: CSR; URL: http://www.csfb.com. Your line is live.

BRANDON DOBELL, CREDIT SUISSE FIRST BOSTON: Thanks. A couple of quick ones here. If you can kind of give us a little bit more color on what the structure of the contract looks like over in the UK and from the acquisitions that you're looking at or have made. Are those cost-plus, P&L, kind of a mix - trying to get an idea of how the overall mix might change as you acquire companies in the UK or acquire companies here in the US.

ELIZABETH BOLAND: Right, well let me take a stab at that, Brandon. The UK centers that we acquired had a pretty similar mix. It was about 70-30 split and very similar structure. They had one consortium lease model and the remainder of the centers were in the sponsored arena with a little bit weight toward bottom line kinds of constructs. Here in the States, we tend to see outsourcing opportunities. The transitions of management tend to be maybe 50-50 cost-plus or bottom line opportunities, and acquisitions tend to be more on the bottom line sort of opportunity. Now the resources and active learning acquisition has a little bit of a different construct with the underlying centers of Marin Day Schools being more bottom line center orientation, but that mix is in the smaller center size probably not going to move the needle at all. That mix was like 80-20, bottom line cost-plus and I think that it would take at this stage - you know I think a lot of people on the call have been hearing us talk about cost-plus bottom line being 60-40, sorry 40-60 cost-plus, 60 bottom line, and it hasn't moved over the 5-1/2 years we've been public and I think that it would take a lot. It would take a very substantial shift in both the underlying business or an acquisition to see that move.

BRANDON DOBELL: Okay, fair enough. Just changing direction a little bit on the cost-plus issue that you mentioned, going back to an earlier question. I think you guys maybe first brought this up maybe early part of last year. I'm just trying to get an idea of ...obviously it's kind of a continuing issue. Is it the same guys coming back to you saying we're just going to keep lowering the subsidy or is it new customers coming to you and saying we've put this on as long as we can, but we're going to have to drop our number down. I'm just trying to get an idea of kind of when this trend might end or if it confined to a certain number of centers or a certain type of center.

ELIZABETH BOLAND: It's a good question because I think you've hit on what makes it a little bit difficult to estimate which is that it isn't like some small class or some particular group of the cost-plus centers keeps coming back year after year. It does tend to be a different group year-over-year. One particular client may have a... shifted their focus a little bit. They want to belt tighten a little bit in one year and then the following year, they're content with how the subsidy is doing and how satisfied their employees are with the centers, so it is a... philosophically it tends to be in... it is in cost-plus centers that this has an effect, but philosophically those also tend to have operating structures, if you will, that are more generous with the costing in terms of
....sometimes they have more administrative support staff or they may have longer hours of operation, or they may have specialized programming that has an incremental cost that is certainly discretionary on the client's part and they have the ability then to pull that back a little bit or to cost shift to parents, which has been the trend that we've seen a little bit more over the last couple of years.

DAVID LISSY: And (inaudible) let me just add a little more color. It's something that... another difficult thing that makes it hard to predict is that when we do new cost-plus deals, a lot of times we're modeling things from scratch, and we're giving the clients sort of everything that they're asking for in the initial process. They may ask us to model certain programs, hours of operation, and ultimately we land on a subsidy, and then I think as centers get going, both because of belt tightening, but also because of just finding out that for whatever reason, their initial desire didn't manifest itself in a lot of demand, that they may cut that particular piece back, and it's just a sort of normal course. We are in the management field. We're sort of indifferent to whatever they want to do. Do they want to run a summer camp, for example, one year and they don't get enough demand, so they have an over... they have a subsidy that doesn't make sense for what the actual demand was, and so therefore they may decide not to do that not only because of belt-tightening but because it just didn't turn out to be something that their employees wanted or worked for employees for whatever reason. So it's the kind of issue that it's not just economic, but I think there's some element of that that will just continue based on how those contracts work. When we're on the P&L obviously we're a little more diligent about if there is demand or there's not and we don't do the program.

BRANDON DOBELL: Right. That certainly makes sense. That was very helpful. Thank you. One final one. In terms of capacity for the schools versus childcare centers. Is it safe to kind of throw a number at the school's capacity as kind of a 3 to 4,000 range, and I guess the other question would be is that included in your number of I think it was 57,500 as total capacity or is that something actually that you don't kind of build into that number?

ELIZABETH BOLAND: The schools...you mean 3 or 4000 of total capacity?

BRANDON DOBELL: Right.

ELIZABETH BOLAND: That would be high for our... the Brookfield Schools were in the range of 50 percent larger than a typical childcare center, so our typical US centers are about 130. The Brookfield Schools are 200 on average or a little bit north of that. Now, the school in Florida, as Dave mentioned, has a total capacity of 540, but we're talking about with Chestnut Hill Academy maybe 1500 in total.

BRANDON DOBELL: Okay, that makes sense. Thanks a lot.

ELIZABETH BOLAND: Yeah.

OPERATOR: Thank you. Our next question is coming from Howard Block of Banc of America Securities. Your line is live, sir.

HOWARD BLOCK: Thanks again. The metric we always ask for - I don't know if you have it handy, Elizabeth, is the number of centers that were added in the quarter for clients with multi-sites? Any maybe, I don't know if you have it. I think the last I have was like 42 clients that had 185 or something like that.

ELIZABETH BOLAND: Yeah, we have the figure of... the current figure is 43 clients with 186 centers, so if your figures are right, that would infer that we added one, which I think is right.

HOWARD BLOCK: Okay, and then do you have any evidence that the centers near your schools whether it be in Florida or newly acquired in Michigan or Chestnut Hill are feeders... I mean sorry, your centers are feeders for those schools? I mean can you say they there, I don't know, there were ten kids that have graduated from BFAM that are now sitting in first grade at one of these schools or?

DAVID LISSY: Well, I think the center that we can say that with the most confidence, Howard, is the one in Seattle or Bellevue. It was originally founded for that very reason and virtually I think 80 percent of the initial enrollment there 4 or 5 years ago were kids who were fed through our system, and a lot of those kids are in third, fourth, fifth grade now, and then I would be guessing, but I'd would guess that about half the enrollment in that school ends of coming from one of our maybe 14 centers we have in that catchment area around where that school is. In Florida it's the same way because again, we run a childcare center for JFK for a lot of years. The issue though is that obviously there's just not en... I mean they're getting a lot of other enrollment too because the school itself is much bigger than the amount of kids it would graduate preschool from that childcare center, but we're getting a lot of those preschoolers and I don't have that number exactly, but they would graduate into that school. In Brookfield it's too soon. That was just last quarter so we're in the process as we market for next school year of marketing through the network of centers we have there, so it's too early to tell, but again, this is part of our... I mean it's clearly a part of our strategy.

HOWARD BLOCK: Okay, and then, Elizabeth, do you have the cash flow from operations number?

ELIZABETH BOLAND: I gave you an EBITDA number, but I don't have a formal cash flow from operations yet.

HOWARD BLOCK: Okay, and how many international centers are you up to now? If you said that, I apologize. I didn't catch it.

ELIZABETH BOLAND: Nope. We have 76 overseas.

HOWARD BLOCK: Okay, and I think... oh. If you look at the school in Florida, and you sort of think about where it could be in a couple of years, is that capacity limited by some sort of a footprint issue or could you extend it to being 1000 students or is something that you never want to get to that size?

ELIZABETH BOLAND: There's a few constraints on it. One is a big of a footprint issue and the charter is for a range of size of grades and what have you, so there's some constraint. We have the opportunity to operate a more extensive and robust summer camp program that will offer some opportunity as parents are more aware of the school and as we develop that network of things over the course of the summer.

HOWARD BLOCK: Okay.

ELIZABETH BOLAND: That's the main thing that I think we're looking at over the next couple of years, but we have certainly with this first full year of school, we won't have filled up our fourth and fifth grade classes yet because we're growing our own fourth and fifth graders, if you will, as we get the school opened and just have the third graders matriculate up in that way, so those classes will fill first and I think that getting it to it's full capacity is stage one for now.

HOWARD BLOCK: Okay, and the last question is in terms I think, Dave, of the revenue guidance he had given for the fourth quarter... I think he said returning to would you say mid-teens?

DAVID LISSY: I had 15 to 17 percent.

HOWARD BLOCK: Okay, so would it be maybe safer to assume the lower end? In other words, wouldn't the fourth quarter have the same sort of challenging comp as the third quarter because of the acquisition?

DAVID LISSY: It'll have a similar challenging comp, but it'll have 2-1/2 months of the Marin addition in it, Howard.

HOWARD BLOCK: Okay, but for the 2-1/2 months that we should assume that that's roughly $2-1/2 million?

ELIZABETH BOLAND: That would be the approximate contribution for the fourth quarter and I think that we've done our best to estimate what this will be. You know, Dave and I can look at this and we look ahead and try to estimate where the quarter will be. I think 15 to 17 is the range and there will be comp affect with Kinderquest. We will have the offsetting effect of MDS and we'll get to talk about it in February.

HOWARD BLOCK: Alright, thanks again.

ELIZABETH BOLAND: Alrighty.

OPERATOR: Thank you. I'm showing no further questions at this time. I'll now turn the call back over to Mr. David Lissy for any further or closing comments.

DAVID LISSY: Well thanks everybody for joining us on the call today and as always, feel free to give Elizabeth and I a call with any other questions. Take care.

OPERATOR: Thank you. That does conclude this evening's teleconference. Please disconnect your lines and have a wonderful day.


END.







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